Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

"LATERAL MEDIA, INC.", A DELAWARE CORPORATION,

WITH AND INTO "ASIANADA, INC." UNDER THE NAME OF "LATERAL MEDIA, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE FOURTH DAY OF DECEMBER, A.D. 2008, AT 4:10 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

4409165 8100M

AUTHENTICATION: 7004128

081166238

DATE: 12-05-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:10 PM 12/04/2008
FILED 04:10 PM 12/04/2008
SRV 081166238 - 4409165 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

LATERAL MEDIA, INC.
(a Delaware corporation)

INTO

ASIANADA, INC.
(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

Asianada, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

FIRST: The Corporation is a business corporation of the State of Delaware.

SECOND: The Corporation is the owner of 100% of the issued and outstanding shares of capital stock of Lateral Media, Inc., which is also a business corporation of the State of Delaware.

THIRD: On December 4, 2008, the Board of Directors of the Corporation adopted the following resolutions to merge Lateral Media, Inc. into the Corporation:

RESOLVED That Lateral Media, Inc. be merged into the Corporation, and that all of the estate, property, rights, privileges, powers and franchises of Lateral Media, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Lateral Media, Inc. in its name.

RESOLVED That this Corporation shall assume all of the obligations of Lateral Media, Inc.

RESOLVED That this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED That said merger shall become effective at such time as a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware is declared effective.

RESOLVED That upon effectiveness of said merger, the name of the Corporation shall be changed to Lateral Media, Inc. and Article FIRST of the Certificate of

Incorporation of the Corporation (the "Certificate of Incorporation") shall be amended to read as follows:

"FIRST: The name of the Corporation is Lateral Media, Inc. (the "Corporation")."

RESOLVED That except for the foregoing amendment to Article FIRST, the Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 4th day of December, 2008.

ASIANADA, INC.

/s/ Charles Bentz
By: Charles Bentz
Its: Chief Financial Officer

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